INDEPENDENT AUDITOR'S CONSENT

We consent to the use of our report dated February 20, 2004, with respect to the financial statements of Summit Environmental Corporation, Inc. for the year ended December 31, 2003, included in the Annual Report (Form 10-KSB), which is incorporated by reference in the Form SB-2 Registration Statement of Summit Environmental Corporation, Inc.

/s/ Lane Gorman Trubitt

Dallas, Texas
November 10, 2005

Exhibit 23.2